EXHIBIT 99.1

MAX CAPITAL GROUP TERMINATES AMALGAMATION

AGREEMENT WITH IPC HOLDINGS

HAMILTON, Bermuda – June 12, 2009 – Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) today announced that it has terminated the Agreement and Plan of Amalgamation previously entered into among Max, IPC Holdings, Ltd. and IPC Limited on March 1, 2009, as amended, pursuant to Section 7.1(f) of the agreement. The decision to terminate the agreement was made after IPC’s shareholders did not approve required proposals at IPC’s annual general meeting of shareholders held on Friday, June 12, 2009. Max’s stockholders voted in favor of amalgamation at a separate special meeting of shareholders held on June 12, 2009.

W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital commented, “The Board, employees and shareholders of Max were excited about the deal with IPC, and we are, of course, disappointed that IPC’s shareholders did not approve it. We believed and continue to believe that the combination of Max and IPC would have created significant value for both companies’ shareholders. However, we also believe that maintaining our perspective and discipline as a participant in this process was in the best interest of our shareholders. Max is a strong, diversified underwriting company and will continue to focus on building the value of our global business for our shareholders.”

About Max Capital Group Ltd.

Operating from offices in Bermuda, Ireland, the USA and at Lloyd’s, Max Capital is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release includes statements about future economic performance, finances, expectations, plans and prospects of Max Capital Group Ltd. that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to Max Capital’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Max Capital with the SEC. Max Capital undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

Source: Max Capital Group Ltd.

Contacts:

Investors:

Susan Spivak Bernstein

+1-212-898-6640

Media:

Kekst and Company

Roanne Kulakoff or Peter Hill

+1-212-521-4800